SLS International Reports Improved Fiscal Third Quarter Results

OZARK, Mo., Nov. 14  -- SLS International, Inc. (Amex: SLS - News) reported today third quarter results for the period ended September 30, 2006. The Company generated revenue of $1,259,536, an increase of 4.2% compared to the year-earlier period when the Company had revenue of $1,209,076, (which included a out of the ordinary large single shipment of introductory Q Line systems). SLS had gross profit of $392,854, an increase of 8.7% compared to $361,289 in the fiscal 2005 third quarter. SLS had a loss from continuing operations of $1,717,158, compared to a loss from continuing operations of $2,952,023 in the 2005 third quarter. The net loss applicable to common stockholders was $655,015, or $(0.01) per share, compared to net loss applicable to common stockholders of $2,657,280, or $(0.06) in the same period a year-ago. The fiscal 2006 third quarter loss included $257,964 of non-cash charges, compared to the year-earlier period, which had $682,724 in non-cash charges.

For the nine months ended September 30, 2006, SLS had revenue of $4,952,330, an increase of 71.4% compared to revenue of $2,889,149 for the first nine months of fiscal 2005. SLS had gross profit of $1,339,866, an increase of 45.2% versus the nine months ended September 30, 2005. The Company had a loss from operations of $6,996,288 compared to a loss from operations of $8,059,343 in the same period in 2005. SLS had a net loss applicable to common stockholders of $7,585,889, or $(0.16) for the nine months ended September 30, 2006 compared to a net loss applicable to common stockholders of $6,664,406, or $(0.22) per share for the comparable 2005 period. The fiscal 2006 nine month loss included $1,542,500 of non-cash charges, compared to the year- earlier period, which had $3,025,121 in non-cash charges.

The Company generated a 45% increase in revenue from its "core" Professional products during the third quarter, compared to the year-earlier period. During the quarter, the Company entered into a distribution agreement with the Nationwide Marketing Group (NMG), under which NMG has begun to market the Q Line Silver System to a larger group of retailers. As a result of this agreement and the decision to avoid "Big Box" retailers as part of its distribution strategy, SLS was able to reduce advertising and promotion expenses by $552,000.

"We are pleased that we are able to report significantly improved operating results," said John Gott, CEO of SLS International. "Our decision to focus on distributors and independent dealers as opposed to large-scale Big Box retailers to distribute the Q Line Silver System has allowed us to substantially reduce marketing expenses, while still maintaining broad distribution capabilities. As we have just began shipping our Q Line products in the end of this quarter to the Nationwide members the initial response has been very positive. We are expecting these products to gain momentum over the next quarter and in 2007 and build into the primary outlets for our Q Line and other Home Theater products. Our Professional products also continue to increase in sales, as we build on the reputation that the company has had for many years as a developer of innovative sound systems. We expect to continue to grow our commercial business, helped by innovative products such as our recently announced LS6593 and LS6593A Line Array speakers. Also, our Cinema Series is continuing to see strong growth as many new installations have been made utilizing our PRD Ribbon Driver technology speaker systems and the response from the owners and operators is very positive about the difference that our systems make to the movie going experience. We are optimistic that this growth will continue and turn our products into the new industry standard as cinemas around the world move into the reality of the Digital Cinema.

As we set our sights on moving towards profitability we will continue to manage expenses tightly and focus on driving operating efficiencies and improved results."

About SLS

Based in Ozark, Mo., SLS International, Inc. is a 30-year-old manufacturer and developer of new proprietary patent-pending ultra-high fidelity Ribbon Driver loudspeakers, patented Evenstar Digital Amplifiers and sound systems for the commercial, home entertainment, professional and music markets. SLS has perfected the ribbon-driver technology enabling their loudspeakers to achieve exceptional inner detail and accuracy with 20% to 30% less distortion of typical compression driver and dome tweeters. SLS speakers and systems are used in high-profile venues such as NBC/MSNBC's 2002 and 2004 Olympics studios, the Recording Academy's Grammy Producers SoundTable events, and for the NAMM winter show, providing sound in the AVID Technology booth just to name a few. For more information, visit http://www.slsaudio.com.

Safe Harbor

Matters discussed in this press release contain forward-looking Statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company with the Securities and Exchange Commission.